Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220356

SUPPLEMENT DATED NOVEMBER 15, 2017 TO THE PROXY STATEMENT/PROSPECTUS,

DATED NOVEMBER 6, 2017

IN RESPECT OF

THE EXTRAORDINARY GENERAL MEETING

TO BE HELD ON NOVEMBER 16, 2017

TO THE SHAREHOLDERS OF DOUBLE EAGLE ACQUISITION CORP.:

This supplement, dated November 15, 2017 (this “Supplement”), supplements the Proxy Statement/Prospectus dated November 6, 2017 (the “Proxy Statement/Prospectus”). Capitalized terms used but not defined in this Supplement have the meanings given to them in the Proxy Statement/Prospectus. Please read this Supplement in conjunction with the Proxy Statement/Prospectus. To the extent that any information contained in this Supplement is inconsistent with the information contained in the Proxy Statement/Prospectus, this Supplement shall be deemed to have superseded the Proxy Statement/Prospectus.

The purpose of this Supplement is to advise you that the parties to the business combination have determined that, upon the closing of the business combination, the combined company will be renamed “WillScot Corporation” instead of “Williams Scotsman Corporation” as it appears in the Proxy Statement/Prospectus. The change of Double Eagle’s name to WillScot Corporation is expected to occur immediately following the domestication described in the Proxy Statement/Prospectus and will be effected through a short-form merger under Section 253 of the General Corporation Law of the State of Delaware, pursuant to which a subsidiary formed solely for the purpose of the name change will be merged with and into Double Eagle, with Double Eagle surviving the merger and changing its name to WillScot Corporation. All references to the continuing entity following the domestication being renamed “Williams Scotsman Corporation” in the Proxy Statement/Prospectus are hereby amended to state that it will be renamed “WillScot Corporation”.

The Extraordinary General Meeting will be held at 9:30 a.m. Eastern Time on November 16, 2017 at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York 10166.

YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THIS SUPPLEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT, OR PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing Double Eagle.info@morrowsodali.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF Double Eagle TO BE HELD ON NOVEMBER 16, 2017: The notice of Extraordinary General Meeting, the Proxy Statement/Prospectus and this Supplement are available at http://www.cstproxy.com/doubleeagleacquisitioncorp/smp2017.

This Supplement is dated November 15, 2017.

PARTICIPANTS IN THE SOLICITATION

Double Eagle and Williams Scotsman and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of Double Eagle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 30, 2017. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in Proxy Statement/Prospectus.

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